Exhibit 11

                       CONSENT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors of
Legg Mason Tax Exempt Trust, Inc.:

         We consent to the incorporation by reference in Post-Effective Amendment No. 20 to the Registration Statement of Legg Mason Tax Exempt Trust, Inc. (the "Corporation") on Form N-1A (File No. 2-78562) of our report dated February 5, 1997 on our audit of the financial statements and financial highlights of the Corporation, which report is included in the Annual Report to Shareholders for the year ended December 31, 1996, which is incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the caption "Financial Highlights" in the Prospectus and "The Corporation's Independent Accountants" in the Statement of Additional Information.




                                                    /s/ COOPERS & LYBRAND L.L.P.


Baltimore, Maryland
April 30, 1997